Exhibit 15.2

Deloitte LLP Suite 700,850 – 2nd Street S.W. Calgary, AB T2P OR8 Canada Tel: 403-267-1700 Fax: 587-774-5398 www.deloitte.ca

DEJOUR ENERGY INC.

598-999 CANADA PLACE

VANCOUVER, BC V6C 3E1

Consent of Independent Petroleum Engineers

We hereby consent to the use and reference to our name and reports evaluating a portion of Dejour Energy Inc.’s petroleum and natural gas reserves as of December 31, 2012, and the information derived from our reports, as described or incorporated by reference in: (i) Dejour Energy Inc.’s Annual Report on Form 20-F for the year ended December 31, 2012, (ii) Dejour Energy Inc.’s Registration Statement on Form F-3 (File No. 333-183587), and (iii) Dejour Energy Inc.’s Registration Statements on Form S-8 (File No. 333-179540 and 333-156772), filed with the United States Securities and Exchange Commission.

Yours truly,

Robin G. Bertram, P.Eng.
Partner
Deloitte LLP

Dated: April 23, 2013

Calgary, Alberta

CANADA